UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017

ASTRONOVA, INC.

(Exact name of registrant as specified in its charter)

Rhode Island	0-13200	05-0318215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

(Address of principal executive offices, including zip code)

(401) 828-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 28, 2017, AstroNova, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as lender (the “Lender”), ANI ApS, a Danish private limited liability company and wholly-owned subsidiary of the Company (“ANI”), and Trojanlabel ApS, a Danish private limited liability company and wholly-owned subsidiary of ANI (“Trojanlabel”), and the Company entered into a related Security and Pledge Agreement (the “Security Agreement”) with the Lender.

The Credit Agreement provides for a term loan to ANI in the amount of $9,200,000 and a $10,000,000 revolving credit facility available to the Company for general corporate purposes; revolving credit loans may be borrowed, at the Company’s option, in U.S. Dollars or, subject to certain conditions, Euros, British Pounds, Canadian Dollars or Danish Krone. The revolving credit facility includes a sublimit for the issuance of letters of credit. ANI borrowed the entire term loan at closing. No amount was drawn under the revolving credit facility at closing.

The term loan is required to be paid in quarterly installments on or about the last business day of each fiscal quarter of the Company over the term of the Credit Agreement, commencing with its fiscal quarter ending on April 29, 2017. The principal amount of each quarterly installment required to be paid in the Company’s fiscal year ending January 31, 2018 is $276,000; the principal amount of each quarterly installment required to be paid in the Company’s fiscal year ending January 31, 2019 is $368,000; the principal amount of each quarterly installment required to be paid in the Company’s fiscal year ending January 31, 2020 is $460,000; the principal amount of each quarterly installment required to be paid in the Company’s fiscal year ending January 31, 2021 is $552,000; the principal amount of each quarterly installment required to be paid in the Company’s fiscal year ending January 31, 2022 (other than the installment required to be paid on January 31, 2022) is $644,000; the entire remaining principal balance of the term loan is required to be paid on January 31, 2022. The Company may voluntarily prepay the term loan, in whole or in part, from time to time without premium or penalty (other than customary breakage costs, if applicable). The Company may repay borrowings under the revolving credit facility at any time without premium or penalty (other than customary breakage costs, if applicable), but in any event no later than January 31, 2022, and any outstanding revolving loans thereunder will be due and payable in full, and the revolving credit facility will terminate, on such date. The Company may reduce or terminate the revolving line of credit at any time, subject to certain thresholds and conditions, without premium or penalty.

The loans are subject to certain mandatory prepayments, subject to various exceptions, from (a) net cash proceeds from certain dispositions of property, (b) net cash proceeds from certain issuances of equity, (c) net cash proceeds from certain issuances of additional debt and (d) net cash proceeds from certain extraordinary receipts.

Amounts repaid under the revolving credit facility may be reborrowed, subject to continued compliance with the Credit Agreement. No amount of the term loan that is repaid may be reborrowed.

The term loan bears interest under the Credit Agreement at a rate per annum equal to the LIBOR Rate (as defined in the Credit Agreement) plus a margin that varies within a range of 1.0% to 1.5% based on the Company’s consolidated leverage ratio. See below for a discussion of certain hedging arrangements entered into by ANI with respect to the term loan.

Amounts borrowed under the revolving credit facility bear interest at a rate per annum equal to, at the Company’s option, either (a) the LIBOR Rate (or in the case of revolving credit loans denominated in a currency other than U.S. Dollars, the applicable quoted rate), plus a margin that varies within a range of 1.0% to 1.5% based on the Company’s consolidated leverage ratio, or (b) a fluctuating reference rate equal to the highest of (i) the federal fund rate plus 0.50%, (ii) Bank of America’s publicly announced prime rate or (iii) the LIBOR Rate plus 1.00%, plus a margin that varies within a range of 0.0% to 0.5% based on the Company’s consolidated leverage ratio. In addition to certain other fees and expenses that the Company is required to pay to the Lender, the Company is required to pay a commitment fee on the undrawn portion of the revolving credit facility at the rate of 0.25% per annum.

The Company must comply with various customary financial and non-financial covenants under the Credit Agreement. The financial covenants consist of a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. The Credit Agreement contains limitations, in each case subject to various exceptions and thresholds as set forth therein, on the Company’s and its subsidiaries’ ability to incur future indebtedness, to place liens on assets, to pay dividends or distributions on their capital stock, to repurchase or acquire their capital stock, to conduct mergers or acquisitions, to sell assets, to alter their capital structure, to make investments and loans, to change the nature of their business, and to prepay subordinated indebtedness. The Credit Agreement permits the Company to pay cash dividends on and repurchase its common stock, subject to certain limitations.

The Lender is entitled to accelerate repayment of the loans and to terminate its revolving credit commitment under the Credit Agreement upon the occurrence of any of various customary events of default, which include, among other events, the following (which are subject, in some cases, to certain grace periods): failure to pay when due any principal, interest or other amounts in respect of the loans, breach of any of the Company’s covenants or representations under the loan documents, default under any other of the Company’s or its subsidiaries’ significant indebtedness agreements, a bankruptcy, insolvency or similar event with respect to the Company or any of its subsidiaries, a significant unsatisfied judgment against the Company or any of its subsidiaries, or a change of control of the Company.

ANI’s obligations in respect of the term loan are guaranteed by the Company and Trojanlabel. The Company’s obligations in respect of the revolving credit facility and its guarantee in respect of the term loan are secured by substantially all of the assets of the Company (including a pledge of a portion of the equity interests held by the Company in ANI and the Company’s wholly-owned German subsidiary AstroNova GmbH), subject to certain exceptions.

In connection with the Credit Agreement, ANI entered into certain hedging arrangements with Bank of America to manage the variable interest rate risk and currency risk associated with its payments in respect of the term loan. These arrangements were documented using an industry standard contract known as an International Swaps and Derivative Association, Inc. (ISDA) Master Agreement, together with a Schedule to the Master Agreement and certain related agreements. Under these arrangements, payments of principal and interest in respect of approximately $8.9 million of the principal of the term loan will be made in Danish Krone, and interest on such principal amount will be payable at a fixed rate of 0.67% per annum for the entire term, subject only to potential increases of 0.25% or 0.50% per annum based on the Company’s consolidated leverage ratio. ANI’s obligations under these arrangements are guaranteed by the Company.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 8.01 below is incorporated herein by reference.

Item 8.01	Other Events.

In connection with the Company’s entry into the Credit Agreement, on February 28, 2017 the Company terminated its existing Credit Agreement, dated as of September 5, 2014, among the Company, as borrower, and Wells Fargo Bank, National Association (the “Existing Credit Agreement”). No loans or other amounts were outstanding or owed under the Existing Credit Agreement at the time of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AstroNova, Inc.

March 6, 2017	By:	/s/ John P. Jordan
John P. Jordan
Vice President, Chief Financial Officer and Treasurer